EXHIBIT XI
                            U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE

             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996



                                                       Three Months  Nine Months
                                                          Ended         Ended
                                                          September 30, 1996
                                                     ---------------------------
                                                      (000's, Except Share Data)

Weighted average number of common shares outstanding     3,084,521    3,081,484

Assuming exercise of options reduced by the number of
    shares which could have been purchased with the
    proceeds from exercise of such options                 163,766      160,750
                                                        ----------   ----------
Weighted average common and common equivalent shares     3,248,287    3,242,234
                                                        ----------   ----------
Net income                                              $    2,175   $    6,550

Less:  Preferred stock dividend requirements                    71          226
                                                        ----------   ----------
Net income available to common shareholders             $    2,104   $    6,324
                                                        ==========   ==========
Net income per common and common equivalent share       $     0.65   $     1.95
                                                        ==========   ==========